CHAMPAIGN COUNTY ASSOCIATION OF REALTORS® MULTIPLE LISTING SERVICE RESIDENTIAL SALES CONTRACT (MLS LISTING #______________________)

Seller **UI Elite Holdings LLC**
(Print Name)

Seller ______________________
(Print Name)

Address **510 S Neil St** Phone ____________

City **Champaign** State **IL** ZIP **61820**

Listing Agency **Green Street Realty**

Phone **217-356-8750** Fax ____________

REALTOR® **Shannon Collins**

Phone ____________ Mobile **217-493-3776**

Email **shannon.collins@greenstrealty.com**

Attorney **Rick Aeilts**

Phone ____________ Fax ____________

Email **rick.aeilts@erwinlaw.com**

Buyer **ARK7 PROPERTIES PLUS LLC - SERIES #QGXF0**
(Print Name for Deed)

Buyer ______________________
(Print Name for Deed)

Address 535 Mission St Fl 14 Phone (415) 525-1261

City San Francisco State CA ZIP 94105

Selling Agency Kale Realty

Phone (312) 939-5253 Fax ____________

REALTOR® Tan Su

Phone ____________ Mobile 4153193633

Email tansu925098@gmail.com

Attorney Sandeep Basran

Phone ____________ Fax ____________

Email sbasran@basranlawoffice.com

Plural/Singular. If there is only one Buyer or only one Seller, the plural terms used in this Contract shall be construed to include the singular.

Confirmation of Consent to Dual Agency. The undersigned confirm that they have previously consented to the above named REALTOR® acting as a Dual Agent in providing brokerage services on their behalf and specifically consent to said REALTOR® acting as Dual Agent for this transaction. **Initial here:** ______ ______ ______ ______

1. **Offer and Acceptance Deadline.** This will be a legally binding Contract if all parties sign it on or before **08/10/2023**. Otherwise, it is void and all earnest money shall be returned to Buyers.

2. **Real Estate (Premises) Description.** Sellers agree to sell, and Buyers agree to purchase the following described real estate located at:

   Address: **704 S Lincoln Ave** City: **Urbana**, State of Illinois.

   Legal Description: **Lot Pt 31 Block 3 Elmwood Add Blks 2 and 3, T.S. Gubbard's**

   Approximate Lot Size: **63x100**

   PIN: **922117153007** ______________________ County,

   together with all improvements and appurtenances thereon, upon the terms set forth in this Contract.

3. A. **Purchase Price.** Buyers agree to pay to Sellers the total sum of $ **325,000**. Buyers have paid $__________ and on or before **08/16/2023** will pay an additional sum of $ **5,000** as earnest money to be deposited and held in the trust account of **Erwin, Martinkus, & Cole, LTD.** for delivery to Sellers at time of closing. The balance of the purchase price, adjusted by prorations and credits allowed the parties by this Contract, shall be paid to Sellers at closing in cash, by cashier's check, by check issued by a lending institution, or other form of payment acceptable to Sellers. In the event this Contract is terminated in accordance with its terms, the escrow agent shall give at least fourteen (14) days written notice to the parties of the agent's intent to release the earnest money and the terms of the intended disbursement. If there is no objection by 5:00 pm on the fourteenth (14th) day after notice is given, or if all parties consent in writing prior to said time period, the escrow agent shall disburse the escrow money in a manner consistent with the terms of the intended disbursement specified in the notice or the parties' agreement. If any party objects in writing to the intended disbursement of the earnest moneys, the escrow agent shall handle the earnest money in accord with paragraph 12.F.

B. Closing Cost Credit. Sellers shall allow Buyers at closing a credit toward Buyers' closing costs, defined as prepaid expenses and settlement charges as described in the Closing Disclosure or other applicable settlement statement, in the amount of $ N/A ________________, or such lesser amount as is permitted by Buyers' lender.

C. N/A ________________ Warranty to be paid as follows: ____

Ordered by: ☐ Buyer's Agent ☐ Seller's Agent

4. Possession and Closing. Sellers shall deliver possession of the Premises to Buyers at the time of the closing of this transaction which shall be on or before 08/21/2023 ________ in the county in which the property is located, at the office of Buyers' lender, or at such other place as the parties may agree. At or before closing, Sellers shall deliver to Buyers all available keys and all of the following if in Sellers' possession: surveys; equipment and appliance warranties; subdivision Covenants; Conditions and Restrictions; and By-laws and Regulations of any association to which the Premises is subject. If this sale is a cash sale with no lender, Sellers, and Buyers each shall have the right to elect to conduct the closing at the office of a title insurance company located within the county in which the property is located, in which case Buyers and Sellers shall split equally any reasonable closing fees charged by the title insurance company as settlement agent.

5. Condition of Premises. It shall be Sellers' responsibility to have all utilities on continuously during any inspection period and to leave the Premises upon transfer of possession in broom clean condition with all refuse and personal property not listed in paragraph 17 hauled away.

A. Buyers' Inspection. Buyers acknowledge they have inspected the real estate and the improvements thereon; they are acquainted with the condition thereof and are not relying on any verbal representations of Sellers or their agents. Subject to normal wear and tear, Sellers sell and Buyers accept the Premises as of the time they executed this Contract in:

☒ (1) As-is condition.

☐ (2) As-is condition except Sellers warrant the plumbing, heating, electrical and air conditioning systems, septic, sewer and water systems, and built-in appliances to be in operating condition on date of possession and warrant all well water to be potable, except for any items disclosed in prelisting inspection dated________________. Performed by ________________________ for which no repair amendment has been submitted with this contract AND except any items listed in paragraph 5.H. Written notice of breach of this warranty, including copies of all inspection reports obtained by Buyers at any time, must be served upon Sellers on or before possession or it shall be deemed to have been waived by Buyers, except that if Buyers conduct any professional inspections under paragraph 5.D, written notice of any breach of this warranty disclosed in the inspection reports must be served upon Sellers on or before the Notice Deadline defined in paragraph 5.D, or it shall be deemed to have been waived by Buyers. A warranted component or system shall be deemed to be in operating condition if it performs the function for which it is intended, regardless of age. Three-prong outlets not served by a ground wire need not be grounded to be in operating condition.

B. Final Walk-Through. Buyers shall have the right to inspect the Premises during the 48-hour period immediately prior to possession to confirm that all items warranted in paragraph 5.A(2) are in operating condition, that all repairs agreed to pursuant to paragraph 5.D. have been completed, and that the Premises have not been destroyed or materially damaged under Paragraph 9.

C. Disclosures. Buyers acknowledge receipt of the following, which Sellers certify to be accurate at this time: Residential Real Property Disclosure Report dated 08/07/2023 ________, Radon Hazards Disclosure dated 08/07/2023 ________, and (for structures built before 1978) Lead Based Paint Disclosure dated 08/07/2023 ________.

D. Professional Inspections. Buyers shall have the right to have the subject property and its improvements inspected by a licensed home inspection service, by any contractor licensed to service the specific component or components to be inspected (if such contractors are licensed), or any contractor regularly servicing the specific component or components to be inspected (if such contractors are not licensed), at Buyers' expense. A licensed home inspector or contractor must have advance written approval from the Sellers prior to removal of any building

material and/or invasive testing of building material. Buyers shall indemnify Sellers and hold Sellers harmless from and against any loss or damage caused by acts of negligence of Buyers or any person performing such inspections. Where such inspections require that test equipment be placed on the Premises, Sellers agree to permit reasonable access to the Premises and to not tamper with the test equipment. Permissible inspections contemplated in this paragraph may include, but are not limited to, the following: "whole house" inspections, inspections of one or more specific components of the house, including well or septic systems, inspections for radon, lead paint, asbestos, wood infestation, or mold, and any inspections required by Buyers' lender.

[initials: 08/09/23 dotloop verified] If the blank to the left is initialed, Buyers waive the right to conduct any inspections, except the following specific items:____

Regardless of whether the blank above is initialed or any "specific" inspections are listed above, if no date is inserted for a "Notice Deadline" below, Buyers waive the right to conduct any and all inspections.

On or before **N/A** (the "Notice Deadline"), Buyers shall give written notice to Sellers of Buyer's Demands to remedy any Qualifying Deficiencies (as defined below) disclosed in any inspection report. Buyers' notice shall be on the Champaign County Association of REALTORS® form "Notice of Deficiencies and Post-Inspection Amendment" (Jan 2021 Rev.) At the same time, Buyers shall provide a complete copy of all inspection reports in Buyers' possession resulting from the inspection of any component Buyers assert has a Qualifying Deficiency. IN THE EVENT BUYERS DO NOT NOTIFY SELLERS OF ANY QUALIFYING DEFICIENCIES WITHIN THE TIME SPECIFIED, THE CONTRACT SHALL REMAIN IN FULL FORCE AND EFFECT WITHOUT THIS CONTINGENCY.

A Qualifying Deficiency shall include only deficiencies in the Major Components of the Premises: central heating system(s), central cooling system(s), interior plumbing system(s), well system(s), septic system(s), electrical system(s), all mechanical systems, and structural components, consisting of roof, walls (including siding), ceilings, floors, foundation, windows (excluding fogging of windows), and doors. Three-prong outlets not served by a ground wire that are not grounded are not a Qualifying Deficiency.

A Major Component shall be deemed to be in operating condition and thus not to have a Qualifying Deficiency if it performs the function for which it is intended, regardless of age. The fact that a functioning Major Component may be at the end of its useful life shall not constitute a Qualifying Deficiency.

Buyers agree that minor repairs and routine maintenance items do not constitute a Qualifying Deficiency. Specifically excluding items warranted under paragraph 5.A(2), and issues arising with respect to well water and septic, radon, mold, and wood infestation, the parties agree that repairs that do not exceed in the aggregate the greater of $500.00 or 0.5% of the Purchase Price to remedy shall not be considered Qualifying Deficiencies and Buyers agree to assume those repairs with no allowance or repairs from Sellers.

The Buyers are aware that the property inspection to be performed is on an existing property and that some minor deficiencies are to be expected. Existing properties are not expected to adhere to current codes.

Sellers shall, within five (5) business days after written notice of Buyers' demands to remedy the Qualifying Deficiencies is given to Sellers, notify Buyers that

i. Sellers will repair such deficiencies in a good and workmanlike manner;
ii. Sellers will credit the Buyers the reasonable cost of the repair of such deficiencies (or such lower amount as the parties may negotiate) as a closing cost credit (with lender approval);
iii. Sellers will reduce the purchase price by such an amount as the parties may negotiate (with lender approval); or
iv. Sellers will neither repair nor provide a credit.

If the Sellers have not agreed to repair all Qualifying Deficiencies as requested by Buyers and the parties have not otherwise agreed to a remedy for the Qualifying Deficiencies, within three (3) business days after written notice of Sellers' response is given to Buyers (the "Agreement Deadline"), Buyers shall notify Sellers of Buyers' election to either proceed with the transaction or declare the Contract null and void, in which case all earnest money shall be promptly refunded to Buyers. If Buyers fail to respond by the Agreement Deadline the Contract shall continue in force, and Sellers shall be obligated to make the repairs and/or provide the credit that they have offered. Following

Buyers' election, all Qualifying Deficiencies shall thereby be resolved and the warranties in paragraph 5.A(2) will no longer apply to conditions noted in the inspection reports Buyers have provided to Sellers.

E. Radon Remediation. If the report of an inspector or licensed contractor described in paragraph 5.D. determines that the radon level is above the recommended action level set by the U.S. Environmental Protection Agency, the parties agree that the cost of radon remediation shall be paid in the following percentages: Buyers N/A % Sellers N/A % If left blank, Buyers waive the right to radon testing.

Remediation shall be completed at least three (3) days prior to closing by an Illinois licensed technician providing at least a 90-day warranty for the benefit of the Buyers. At Buyers' expense, Buyers shall have the right to obtain a post mitigation radon inspection by a licensed radon inspector.

F. Well/Septic. Prior to Closing, Sellers shall be obligated to make any repairs revealed by the inspection reports to be necessary to put the well and septic systems in operating condition, provided that if the cost of all required repairs plus the cost of landscaping together exceeds $3,000.00, and if the parties cannot reach agreement regarding payment of such additional cost, this Contract may be terminated by written notice to the other party on or before the Agreement Deadline and the earnest money shall thereupon be refunded to the Buyers. Additional testing recommended by the reports shall be obtained at the Sellers' expense. If the reports recommend additional testing after Closing, the parties shall have the option of establishing an escrow with a mutual cost allocation for necessary repairs or replacements, or either Party may terminate this Contract prior to Closing.

G. Wood Infestation. If the inspection reports reveal active infestation by wood-destroying insects, the Premises shall be treated at Sellers' expense prior to Closing, using a licensed pest control technician of Sellers' choice. If structural or functional damage due to prior or existing infestation is found, unless Buyers waive in writing the Sellers' obligation to do so, Sellers shall secure a firm bid from a reputable full-time contractor for the good and workmanlike repair of all structural or functional damage due to the prior or existing infestation. Sellers shall serve the bid on Buyers within five (5) business days after Buyers' written notice of the Qualifying Deficiencies is delivered to Sellers. The bid must be in a form which can be accepted by the Buyers at any time prior to thirty (30) days beyond the closing. If the bid for such repairs exceeds $3,000.00, then at the option of either Sellers or Buyers, this Contract may be terminated by written notice to the other party on or before the Agreement Deadline, and the earnest money shall thereupon be refunded to the Buyers. Unless otherwise agreed, if the bid is for less than $3,000.00, the amount of the bid shall be credited to the Buyers against the purchase price at the time of closing. Treatment shall not be by in-ground or similar bait system without Buyers' consent.

H. Items Accepted As-is. The parties agree that the following items are accepted by Buyers "As-is," shall not be made a part of Buyers' request for repairs, and shall not be further negotiated:______________________________
____.

6. **Deed of Conveyance**. Buyers or Buyers' attorney shall promptly advise Sellers' attorney of the desired form of deed. As soon as practicable thereafter, Sellers' attorney shall prepare and Sellers shall execute a recordable Warranty Deed sufficient to convey the real estate to Buyers or their nominee, in fee simple absolute, subject only to exceptions permitted herein. The deed shall then be held by the listing broker or the Sellers' attorney, as escrow agent for both parties with copies of executed deed to be delivered to attorneys for both parties. The deed shall be delivered to Buyers at the closing of this transaction upon Buyers' compliance with the terms of this Contract.

7. **Encumbrances.** Sellers warrant that no contracts for the furnishing of any labor or material to the land or the improvements thereon, and no security agreements or leases in respect to any goods or chattels that have been or are to become attached to the land or any improvements thereon as fixtures, will at the time of closing be outstanding and not fully performed and satisfied, and further warrant that there are not and will not at the time of the closing be any unrecorded leases or contracts relating to the property, except as heretofore disclosed to Buyers in writing.

8. **Taxes, Assessments and Notices.** Real estate taxes apportioned through the date of possession shall be Sellers' expense. The proration thereof shall be calculated upon the basis of the most current tax information,

including confirmed multipliers. Transfer tax and all special assessments and additional assessments which are a lien upon the real estate as of the date of this Contract shall be Sellers' expense. Any sanitary district, municipal sewer or recycling, regular condominium, homeowners or lake association dues or charges apportioned through the date of possession, and any special or additional assessments which have received final approval by any applicable government entity or association as of the date of this Contract, even if not yet billed or due, shall be Sellers' expense. All such taxes, special assessments and additional assessments shall constitute a credit to Buyers against the purchase price, and shall release Sellers from any further liability to Buyers in connection therewith. Only if the most current tax information is the most recent tax bill, will the proration of current taxes include any regular annual drainage assessment. The Sellers expressly warrant that Sellers have received no notice from any city, village or other governmental authority of a current dwelling code or other ordinance violation or pending rezoning, reassessment, or special assessment proceeding affecting the Premises.

9. **Insurance and Risk of Loss.** If, prior to the earlier of delivery of possession or closing hereunder, the improvements on said Premises shall be destroyed or materially damaged by fire or other casualty then the Buyers shall have the option of (a) declaring this Contract void and receiving a refund of earnest money or (b) of accepting the Premises as damaged or destroyed, with the proceeds of any insurance payable as a result of the destruction or damage, which proceeds the Sellers agree to assign for payment to the Buyers. In no event shall the Sellers be obligated to repair or replace the damaged improvements. The provisions of the Uniform Vendor and Purchaser Risk Act of the State of Illinois shall be applicable to this Contract except as specified in this paragraph.

10. **Evidence of Title.** Within a reasonable time, Sellers shall deliver to Buyers as evidence of Sellers' title a Commitment for Title Insurance issued by a title insurance company doing business in the county where the Premises are located, committing the company to issue a policy in the usual form insuring title to the real estate in Buyers' names for the amount of the purchase price. Sellers shall be responsible for payment of the owner's premium and Sellers' search charges, and any applicable Sellers' closing protection letter charges. The balance of the cost of providing title insurance for Buyers and for Buyers' lender, if any, shall be borne by Buyers. Permissible exceptions to title shall include only the lien of general taxes and special assessments; zoning laws and building ordinances; easements, apparent or of record, which do not underlie the improvements; covenants and restrictions of record which are not violated by the existing improvements or the present use of the Premises and which do not restrict reasonable use of the Premises; existing mortgages to be paid by Sellers or assumed by Buyers at closing; and limitations and conditions imposed by the Illinois Condominium Property Act. If title evidence discloses exceptions other than those permitted, Buyers shall give written notice of such exceptions to Sellers within a reasonable time. Sellers shall have a reasonable time to have such title exceptions removed, or, any such exception which may be removed by the payment of money may be cured by deduction from the purchase price at the time of closing. If Sellers are unable to cure such exception, then Buyers shall have the option to terminate this Contract in which case Buyers shall be entitled to refund of the earnest money.

11. **Condominium/Common Interest Community Association.** In the event the property to be sold hereunder is a condominium, Sellers shall make a diligent, good faith effort to make available to Buyers the Condominium Declaration and a statement from the Board of Managers, Treasurer or Managing Agent of the condominium association certifying payment of assessments for condominium common expenses; and if applicable, proof of waiver or termination of any right of first refusal or general option contained in the declaration of condominium together with any other documents required by the declaration of condominium or by-laws thereto as a precondition to the transfer of ownership. In the event a condominium association exercises a right of first refusal, this Contract shall be void and the earnest money shall be refunded to the Buyers. Sellers shall, upon demand, furnish all other disclosures and materials required pursuant to 765 ILCS 605/22.1(a). In the event the property to be sold hereunder is in a Common Interest Community Association, Sellers shall, upon demand, make a diligent, good faith effort to make available to Buyers all disclosures and materials required by 765 ILCS 160/1-35(d).

12. A. **Default**. If Buyers fail to make any payment or to perform any obligation imposed upon them by this Contract, Sellers may serve written notice of default upon Buyers, and if such default is not corrected within ten (10) days thereafter, Buyers are deemed in default and Sellers may take one or more of the following actions: re-sell the Premises to another party; maintain a claim for monetary damages for breach of contract;

maintain a specific performance action against Buyers; and maintain any other or different remedy allowed by law.

B. In the event of the failure of Sellers to perform the obligations imposed upon them by this Contract, Buyers may serve written notice of default upon Sellers and if such default is not corrected within ten (10) days thereafter, Sellers are deemed in default and Buyers may take one or more of the following actions: maintain a claim for monetary damages for breach of contract; maintain a specific performance action against Sellers; and maintain any other or different remedy allowed by law.

C. The foregoing remedies in the event of a default are not intended to be exclusive and the parties shall have the right to all other lawful remedies.

D. In the event of such breach, the non-defaulting party shall be excused from further performance of the Contract, unless such party elects the remedy of Specific Performance.

E. The prevailing party in any litigation to enforce this Contract, or to recover earnest money, shall be entitled to recover reasonable attorney fees and related costs.

F. In the event of a dispute over the disposition of earnest money, the earnest money shall continue to be held in the trust account of the escrow agent until: (i) the agent has a written release from all parties consenting to the disposition, or (ii) a civil action is filed, by either the broker or one of the parties, to determine the disposition of the earnest money, at which time payment may be made into court; or (iii) deposit is made with the Illinois Department of Financial Institutions in accordance with the law. Similarly, the executed warranty deed shall continue to be held by the escrow agent for such deed until the agent has been provided a written release from all parties consenting to its disposition, or until a civil action is filed, by either the escrow agent or one of the parties, to determine its disposition, at which time the warranty deed may be filed with the court.

13. Notices. Any notice, consent or approval required or permitted to be given under this Contract shall be in writing and shall be deemed to have been given:

i. upon hand delivery to the Party's address listed above;

ii. when deposited with Federal Express or another reliable overnight courier service for next day delivery providing for "tracking" of delivery to the Party's address listed above, provided the party giving notice retains confirmation of delivery; or

iii. when deposited in the United States Postal Service Priority Mail with tracking requested, provided the party giving notice retains confirmation of delivery, and provided courtesy copies are given by email to all email addresses available for the receiving party, the receiving party's REALTOR®, and the receiving party's attorney.

The requirement of a delivery consistent with this paragraph may be waived by the recipient, the recipient's REALTOR®, or the recipient's attorney by an email acknowledging receipt of the notice, consent, or approval.

14. Compliance. Sellers and Buyers hereby agree to make all disclosures and sign all documents necessary to allow full compliance with all applicable laws.

15. Financing Contingency. Check and complete only the applicable sub-paragraphs.

☐ **A. Conventional Mortgage Loan**. This Contract is contingent upon Buyers obtaining a mortgage commitment for ______% of the purchase price, at an initial interest rate not greater than ______%, for an amortization term not less than ______ years (with a balloon, if applicable, of not less than ______ years).

☐ **B. VA Mortgage Loan**. This Contract is contingent upon Buyers securing a commitment for a VA mortgage loan of the amount applied for with VA funding fee financed at an interest rate of no more than ______%. It is expressly agreed that, notwithstanding any other provisions of this Contract, (1) Sellers shall pay the cost of any wood infestation inspection; and (2) Buyers shall not incur any penalty by forfeiture of earnest money or otherwise be obligated to complete the purchase of the property described herein, if the Contract purchase price or cost exceeds the reasonable value of the property established by the Veterans Administration. Buyers shall, however, have the privilege and option of proceeding with the consummation of this Contract without regard to the amount of the reasonable value established by the Veterans Administration.

☐ **C. FHA Mortgage Loan**. This Contract is contingent upon Buyers securing a commitment for an FHA mortgage loan of the amount applied for with MIP financed at an interest rate of not more than ______%. It

is expressly agreed that, notwithstanding any other provisions of this Contract, Buyers shall not be obligated to complete the purchase of the properly described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless Buyers have been given in accordance with HUD/FHA requirements a written statement issued by the Federal Housing Commissioner or a direct endorsement lender setting forth the appraised value of the property (excluding closing costs) of not less than purchase price. Buyers shall, however, have the option of proceeding with the consummation of the Contract without regard to the amount of the appraised valuation made by the Federal Housing Commissioner. The appraised valuation is used to determine the maximum mortgage the Department of Housing and Urban Development (HUD) will insure. HUD does not warrant the value nor the condition of the property. Buyers should satisfy themselves that the price and condition of the property are acceptable.

[ ] **D. Loan Program** if Applicable: [ ] UDAG [ ] IHDA [ ] USDARD [ ] Other: ____________________

[ ] **E. Adjustable Rate**. On an adjustable-rate mortgage, the adjustment shall be no more than ________% per year and ________% for the lifetime of the loan.

[X] **F. Cash Transaction with No Mortgage.** This transaction is a cash sale with no right to obtain a mortgage. [ ] With contingency (See attached CCAR Residential Sales Contract Amendment Rev. 4/99) [X] Without contingency

[ ] **G. Cash Transaction, Mortgage Allowed.** This transaction is a cash sale, but Seller agrees to reasonably and promptly cooperate with Buyers (including cooperating with any request from Buyers' lender for access to the Premises) so that the Buyers may apply for an obtain a mortgage loan or loans, if desired, but it is expressly agreed that Buyers' obligation to close is not contingent upon Buyers obtaining financing. [ ] With contingency (See attached CCAR Residential Sales Contract Amendment Rev. 4/99) [ ] Without contingency

16. Diligent Effort and Notice. Commencing on ________________, Sellers may terminate this Contract by notice to Buyers if Buyers have not formally applied for the above financing prior to the date of such termination notice. If Buyers, after diligent effort, are unable to obtain such a commitment conditional only upon maintenance of the status quo and other matters within Buyers' control, on or before ________________, and serve written Notice of Termination upon Sellers, stating such inability, then Buyers shall be entitled to refund of the earnest money and this Contract shall be void. If seven (7) days prior to the commitment deadline no such notice has been served by Buyers upon Sellers, the Sellers may take no action in which case this financing contingency shall continue. Alternatively, Sellers may at any time thereafter serve upon Buyers notice that Buyers have seven (7) days thereafter to serve Notice of Termination and be entitled to the return of earnest money. If no such Notice of Termination is served by Buyers upon Sellers within that additional seven (7) day period, then this Contract shall remain in full force and effect and the financing contingency shall be deemed to have been waived by Buyers. Non-availability of funds required from Buyers at closing shall not be a valid basis for cancellation of the Contract due to unavailability of financing. If Buyers become aware that the property is in a flood plain or that the Sellers currently have flood hazard insurance on the property, Buyers may terminate this Contract within seven (7) days thereafter by written notice of termination to Sellers unless this condition was disclosed to Buyers in writing prior to Buyers signing the Contract.

17. Personal Property. Upon closing, free and clear title to the items of personal property listed below shall pass to Buyers without a separate instrument of conveyance. This personal property is either (1) typical of items customarily transferred with residential property in the community, or (2) is of no significant monetary value and is being left on the Premises for the convenience of Sellers and with the consent of Buyers, or (3) is being sold for the price indicated, which shall be paid separately at closing. Buyers shall reimburse Sellers for any remaining fuel oil or propane, based on a reading by the fuel company supplying the property, at current rates for fuel. Personal property transferred hereby: **All kitchen appliances, window treatments,**
Any items that are currently there and do not belong to tenants.
____

Sellers warrant all listed property to be in operating condition upon delivery of possession unless otherwise stated herein. All other personal property shall be removed from the Premises unless otherwise agreed by the Buyers. Sellers shall specify above if a water softener, propane tank, or other installed equipment is leased or owned

by a supplier rather than the Sellers, and the parties shall prorate applicable rent as of the date of closing.

18. Entirety of Agreement. This Contract contains the entire agreement between the parties and NO ORAL REPRESENTATION, warranty or covenant exists other than those herein set forth. References to plural parties shall apply to singular parties as well. References to a specific number of days shall mean calendar days, except where otherwise noted.

19. Time of the Essence. The time for performance of the obligations of the parties is of the essence of this Contract.

THIS CONTRACT INCLUDES THE FOLLOWING AMENDMENTS WHICH ARE CHECKED: ☐ APPRAISAL ☐ REPAIR ☐ CASH SALE CONTINGENCY ☐ SALE OF BUYERS' RESIDENCE ☐ OTHER____________________________

No other amendment forms or additional provisions inserted in this Contract are in common usage in Champaign County, Illinois, and parties are urged to seek legal advice before accepting any other amendment forms or additional provisions. This is an eight (8) page Contract, and it is recommended that all parties initial each page, although failure to do so will not affect the validity of the Contract.

By signing below, Sellers warrant that all owners of the subject property are listed as Sellers above. By signing below, Sellers certify (under penalties of perjury) the following (initial one):

DS CS A. Sellers are not nonresident aliens for purposes of U.S. income taxation, are not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), and are not a disregarded entity as defined in 26 C.F.R. § 1.1445-2(b)(2)(iii). Sellers agree upon request to execute an affidavit so stating.

____B. Sellers are nonresident aliens, a foreign corporation, foreign partnership, foreign trust, foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), or a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

Sellers' initialing of either choice A or choice B shall not constitute a counteroffer, and Sellers' failure to initial choice A or choice B shall not invalidate this contract, if it is otherwise validly executed. If choice B is initialed, Buyers and Sellers agree to cooperate to determine whether another exception under 26 U.S.C § 1445 applies, and, if it does not, to ensure that the required income tax withholding is made at Closing.

Sellers' Signatures:	**Date:**	**Buyers' Signatures:**	**Date:**
DocuSigned by: Chris Saunders 60F2BEB873CB48A...	8/9/2023	Tan Su (dotloop verified 08/09/23 4:10 PM CDT ARYE-5CCV-95QV-DEL8)	08/09/2023

WARNING: THIS CONTRACT IS VOIDABLE BY EITHER PARTY IF USED FOR ANY TRANSACTION OTHER THAN THE PURCHASE OF A PREVIOUSLY OCCUPIED SINGLE FAMILY PROPERTY. DO NOT USE THIS FORM WITHOUT THE ADVICE OF AN ATTORNEY FOR INSTALLMENT SALES, MOBILE HOMES, MULTI-FAMILY PROPERTY, COMMERCIAL PROPERTY, EXCHANGES, COOPERATIVE SHARE TRANSFERS, NEW CONSTRUCTION, OR HOMES NOT PREVIOUSLY OCCUPIED.

CAUTION: THIS WILL BE A LEGALLY BINDING CONTRACT WHEN FULLY SIGNED BY ALL NAMED PARTIES PERSONALLY OR BY AN AGENT WITH WRITTEN POWER OF ATTORNEY TO DO SO. A PHOTOCOPY OR FACSIMILE OF A PARTY'S ORIGINAL SIGNATURE SHALL BE AS EFFECTIVE AS THE ORIGINAL. SIGNATURES BY AN AGENT WITHOUT THE AUTHORITY OF A WRITTEN POWER OF ATTORNEY SHALL BE OF NO EFFECT. IF YOU DO NOT UNDERSTAND THE TERMS OR WISH TO INCLUDE ADDITIONAL TERMS NOT AVAILABLE ON THE PRE-PRINTED ADDENDUM FORMS, SEEK LEGAL COUNSEL BEFORE SIGNING.

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REALTOR® EQUAL HOUSING OPPORTUNITY

Lead Warning Statement

Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller's possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

Property Address: 704 S. Lincoln Ave, Urbana IL 61801

Seller's Disclosure (initial)

[initials] (a) Presence of lead-based paint and/or lead-based paint hazards (check one below):

- ☐ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain):
  ____
  ____
- ☒ Seller has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

[initials] (b) Records and Reports available to the seller (check one below):

- ☐ Seller has provided the purchaser with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing (list documents below): ______________________________
  ____
- ☒ Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Purchaser's Acknowledgment (initial)

______ (c) Purchaser has received copies of all information listed above.

______ (d) Purchaser has received the pamphlet *Protect Your Family From Lead in Your Home*.

______ (e) Purchaser has (check one below):

- ☐ Received a 10-day opportunity (or mutually agreed upon period) to conduct a risk assessment or inspection of the presence of lead-based paint or lead-based paint hazards; or
- ☐ Waived the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards.

Agent's Acknowledgment (initial)

SL (f) Agent has informed the seller of the seller's obligations under 42 U.S.C. 4852d and is aware of his/her responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify to the best of their knowledge, that the information they have provided is true and accurate.

Seller [signature]	Date 7-13-23	Purchaser ______	Date ______
Seller ______	Date ______	Purchaser ______	Date ______
Agent [signature]	Date 7-13-23	Agent ______	Date ______

(This disclosure form should be attached to the Contract to Purchase)

ILLINOIS REALTORS

REALTOR® EQUAL HOUSING OPPORTUNITY

Illinois REALTORS®
RESIDENTIAL REAL PROPERTY DISCLOSURE REPORT
(765 ILCS 77/35)

NOTICE: THE PURPOSE OF THIS REPORT IS TO PROVIDE PROSPECTIVE BUYERS WITH INFORMATION ABOUT MATERIAL DEFECTS IN THE RESIDENTIAL REAL PROPERTY BEFORE THE SIGNING OF A CONTRACT. THIS REPORT DOES NOT LIMIT THE PARTIES' RIGHT TO CONTRACT FOR THE SALE OF RESIDENTIAL REAL PROPERTY IN "AS IS" CONDITION. UNDER COMMON LAW, SELLERS WHO DISCLOSE MATERIAL DEFECTS MAY BE UNDER A CONTINUING OBLIGATION TO ADVISE THE PROSPECTIVE BUYERS ABOUT THE CONDITION OF THE RESIDENTIAL REAL PROPERTY EVEN AFTER THE REPORT IS DELIVERED TO THE PROSPECTIVE BUYER. COMPLETION OF THIS REPORT BY THE SELLER CREATES LEGAL OBLIGATIONS ON THE SELLER; THEREFORE SELLER MAY WISH TO CONSULT AN ATTORNEY PRIOR TO COMPLETION OF THIS REPORT.

Property Address: 704 S. Lincoln Ave

City, State & Zip Code: Urbana, IL 61801

Seller's Name: UI Elite Holdings LLC

This Report is a disclosure of certain conditions of the residential real property listed above in compliance with the Residential Real Property Disclosure Act. This information is provided as of 07-13, 2023 The disclosures herein shall not be deemed warranties of any kind by the seller or any person representing any party in this transaction.

In this form, "aware" means to have actual notice or actual knowledge without any specific investigation or inquiry. In this form, a "material defect" means a condition that would have a substantial adverse effect on the value of the residential real property or that would significantly impair the health or safety of future occupants of the residential real property unless the seller reasonably believes that the condition has been corrected.

The seller discloses the following information with the knowledge that even though the statements herein are not deemed to be warranties, prospective buyers may choose to rely on this information in deciding whether or not and on what terms to purchase the residential real property.

The seller represents that to the best of his or her actual knowledge, the following statements have been accurately noted as "yes" (correct), "no" (incorrect), or "not applicable" to the property being sold. If the seller indicates that the response to any statement, except number 1, is yes or not applicable, the seller shall provide an explanation in the additional information area of this form.

	YES	NO	N/A	
1.		X		Seller has occupied the property within the last 12 months. (If "no," please identify capacity or explain relationship to property.) This is a rental property.
2.		X		I currently have flood hazard insurance on the property.
3.		X		I am aware of flooding or recurring leakage problems in the crawl space or basement.
4.		X		I am aware that the property is located in a floodplain.
5.		X		I am aware of material defects in the basement or foundation (including cracks and bulges).
6.		X		I am aware of leaks or material defects in the roof, ceilings, or chimney.
7.		X		I am aware of material defects in the walls, windows, doors, or floors.
8.		X		I am aware of material defects in the electrical system.
9.		X		I am aware of material defects in the plumbing system (includes such things as water heater, sump pump, water treatment system, sprinkler system, and swimming pool).
10.		X		I am aware of material defects in the well or well equipment.
11.		X		I am aware of unsafe conditions in the drinking water.
12.		X		I am aware of material defects in the heating, air conditioning, or ventilating systems.
13.		X		I am aware of material defects in the fireplace or wood burning stove.
14.		X		I am aware of material defects in the septic, sanitary sewer, or other disposal system.
15.		X		I am aware of unsafe concentrations of radon on the premises.
16.		X		I am aware of unsafe concentrations of or unsafe conditions relating to asbestos on the premises.
17.		X		I am aware of unsafe concentrations of or unsafe conditions relating to lead paint, lead water pipes, lead plumbing pipes or lead in the soil on the premises.
18.		X		I am aware of mine subsidence, underground pits, settlement, sliding, upheaval, or other earth stability defects on the premises.
19.		X		I am aware of current infestations of termites or other wood boring insects.
20.		X		I am aware of a structural defect caused by previous infestations of termites or other wood boring insects.
21.		X		I am aware of underground fuel storage tanks on the property.
22.		X		I am aware of boundary or lot line disputes.
23.		X		I have received notice of violation of local, state or federal laws or regulations relating to this property, which violation has not been corrected.
24.		✓		I am aware that this property has been used for the manufacture of methamphetamine as defined in Section 10 of the Methamphetamine Control and Community Protection Act.

Note: These disclosures are not intended to cover the common elements of a condominium, but only the actual residential real property including limited common elements allocated to the exclusive use thereof that form an integral part of the condominium unit.

Note: These disclosures are intended to reflect the current condition of the premises and do not include previous problems, if any, that the seller reasonably believes have been corrected.

If any of the above are marked "not applicable" or "yes", please explain here or use additional pages, if necessary: ____________________

Check here if additional pages used: ______

Seller certifies that seller has prepared this report and certifies that the information provided is based on the actual notice or actual knowledge of the seller without any specific investigation or inquiry on the part of the seller. The seller hereby authorizes any person representing any principal in this transaction to provide a copy of this report, and to disclose any information in the report, to any person in connection with any actual or anticipated sale of the property.

THE SELLER ACKNOWLEDGES THAT THE SELLER IS REQUIRED TO PROVIDE THIS DISCLOSURE REPORT TO THE PROSPECTIVE BUYER BEFORE THE SIGNING OF THE CONTRACT AND HAS A CONTINUING OBLIGATION, PURSUANT TO SECTION 30 OF THE RESIDENTIAL REAL PROPERTY DISCLOSURE ACT, TO SUPPLEMENT THIS DISCLOSURE PRIOR TO CLOSING.

Seller: ____________________ Date: 07/13/23

Seller: ____________________ Date: ____________

THE PROSPECTIVE BUYER IS AWARE THAT THE PARTIES MAY CHOOSE TO NEGOTIATE AN AGREEMENT FOR THE SALE OF THE PROPERTY SUBJECT TO ANY OR ALL MATERIAL DEFECTS DISCLOSED IN THIS REPORT ("AS IS"). THIS DISCLOSURE IS NOT A SUBSTITUTE FOR ANY INSPECTIONS OR WARRANTIES THAT THE PROSPECTIVE BUYER OR SELLER MAY WISH TO OBTAIN OR NEGOTIATE. **THE FACT THAT THE SELLER IS NOT AWARE OF A PARTICULAR CONDITION OR PROBLEM IS NO GUARANTEE THAT IT DOES NOT EXIST. THE PROSPECTIVE BUYER IS AWARE THAT THE PROSPECTIVE BUYER MAY REQUEST AN INSPECTION OF THE PREMISES PERFORMED BY A QUALIFIED PROFESSIONAL.**

Prospective Buyer: ____________________ Date: ____________ Time: ________

Prospective Buyer: ____________________ Date: ____________ Time: ________

A COPY OF SECTIONS 5 THROUGH 65 OF ARTICLE 2 OF THE RESIDENTIAL REAL PROPERTY DISCLOSURE ACT IS AFFIXED HERETO AND SHOULD BE REVIEWED BY PROSPECTIVE BUYER.

RESIDENTIAL REAL PROPERTY DISCLOSURE ACT

ARTICLE 2: DISCLOSURES

765 ILCS 77/5 *et seq.*

Section 5. Definitions: As used in this Act, unless the context otherwise requires the following terms have the meaning given in this section:

"Residential real property" means real property improved with not less than one nor more than four residential dwelling units: units in residential cooperatives; or, condominium units including the limited common elements allocated to the exclusive use thereof that form an integral part of the condominium unit. The term includes a manufactured home as defined in subdivision (53) of Section 9-102 of the Uniform Commercial Code that is real property as defined in the Conveyance and Encumbrance of Manufactured Homes as Real Property and Severance Act.

"Seller" means every person or entity who:

(1) is a beneficiary of an Illinois land trust; or

(2) has an interest, legal or equitable, in residential property as:

i. an owner;

ii. a beneficiary of a trust;

iii. a beneficiary pursuant to testate disposition, intestate succession, or a transfer on death instrument; or

iv. a contract purchaser or lessee of a ground lease.

"Seller" does not include a party to a transfer that is exempt under Section 15.

"Prospective buyer" means any person or entity negotiating or offering to become an owner or lessee of a ground lease of residential real property by means of a transfer for value to which this Act applies.

"Contract" means a written agreement by the seller and prospective buyer that would, subject to the satisfaction of any negotiated contingencies, require the prospective buyer to accept a transfer of the residential real property.

Section 10. Applicability. Except as provided in Section 15, this Act applies to any transfer by sale, exchange, installment land sale-contract, assignment of beneficial interest, lease with an option to purchase, ground lease or assignment of ground lease of residential real property.

Section 15. Seller Exemptions. A seller in any of the following transfers is exempt from this Act, regardless of whether a disclosure report is delivered:

(1) Transfers pursuant to court order, including, but not limited to, transfers ordered by a probate court in administration of an estate, transfers between spouses resulting from a judgment of dissolution of marriage or legal separation, transfers pursuant to an order of possession, transfers by a trustee in bankruptcy, transfers by eminent domain and transfers resulting from a decree for specific performance.

(2) Transfers from a mortgagor to a mortgagee by deed in lieu of foreclosure or consent judgment, transfer by judicial deed issued pursuant to a foreclosure sale to the successful bidder or the assignee of a certificate of sale, transfer by a collateral assignment of a beneficial interest of a land trust, or a transfer by a mortgagee or a successor in interest to the mortgagee's secured position or a beneficiary under a deed in trust who has acquired the real property by deed in lieu of foreclosure, consent judgment or judicial deed issued pursuant to a foreclosure sale.

(3) Transfers by a fiduciary in the course of the administration of a decedent's estate, guardianship, conservatorship, or trust. As used in this paragraph, "trust' includes an Illinois land trust.

(4) Transfers from one co-owner to one or more other co-owners.

(5) Transfers from a decedent pursuant to testate disposition, intestate succession, or a transfer on death instrument.

(6) Transfers made to a spouse, or to a person or persons in the lineal line of consanguinity of one or more of the sellers.

(7) Transfers from an entity that has taken title to residential real property from a seller for the purpose of assisting in the relocation of the seller, so long as the entity makes available to all prospective buyers a copy of the disclosure report furnished to the entity by the seller.

(8) Transfers to or from any governmental entity.

(9) Transfers of newly constructed residential real property that has never been occupied. This does not include rehabilitation of existing residential real property.

Section 20. Disclosure Report Requirements. A seller of residential real property shall complete all items in the disclosure report described in Section 35. The seller shall deliver to the prospective buyer the written disclosure report required by this Act before the signing of a contract.

Section 25. Liability of seller.

(a) The seller is not liable for any error, inaccuracy, or omission of any information delivered pursuant to this Act if (i) the seller had no knowledge of the error, inaccuracy, or omission, (ii) the error, inaccuracy, or omission was based on a reasonable belief that a material defect or other matter not disclosed had been corrected, or (iii) the error, inaccuracy, or omission was based on information provided by a public agency or by a licensed engineer, land surveyor, structural pest control operator, or by a contractor about matters within the scope of the contractor's occupation and the seller had no knowledge of the error, inaccuracy, or omission.

(b) The seller shall disclose material defects of which the seller has actual knowledge.

(c) The seller is not obligated by this Act to make any specific investigation or inquiry in an effort to complete the disclosure statement.

Section 30. Disclosure report supplement. If, prior to closing, any seller becomes aware of an error, inaccuracy, or omission in any prior disclosure report or supplement after delivery of that disclosure report or supplement to a prospective buyer, that seller shall supplement the prior disclosure report or supplement with a written supplemental disclosure, delivered by any method set forth in Section 50.

Section 35. Disclosure report form. . . .[omitted]

Section 40. Material defect.

(a) If a seller discloses a material defect in the Residential Real Property Disclosure Report, including a response to any statement that is answered "yes" except numbers 1 and 2, and, in violation of Section 20, it is delivered to the prospective buyer after all parties have signed a contract, the prospective buyer, within 5 business days after receipt of that report, may terminate the contract or other agreement with the return of all earnest money deposits or down payments paid by the prospective buyer in the transaction without any liability to or recourse by the seller.

(b) If a seller discloses a material defect in a supplement to this disclosure report, the prospective buyer shall not have a right to terminate unless:

(i) the material defect results from an error, inaccuracy, or omission of which the seller had actual knowledge at the time the prior disclosure was completed and signed by the seller; (ii) the material defect is not repairable prior to closing; or (iii) the material defect is repairable prior to closing, but within 5 business days after the delivery of the supplemental disclosure, the seller declines, or otherwise fails to agree in writing, to repair the material defect.

(c) The right to terminate the contract, however, shall no longer exist after the conveyance of the residential real property. For purposes of this Act the termination shall be deemed to be made when written notice of termination is delivered to at least one of the sellers by any method set forth

in Section 50, at the contact information provided by any seller or indicated in the contract or other agreement. Nothing in subsection (a) or (b) shall limit the remedies available under the contract or Section 55.

Section 45. Other Law. This Act is not intended to limit remedies or modify any obligation to disclose created by any other statute or that may exist in common law in order to avoid fraud, misrepresentation, or deceit in the transaction.

Section 50. Delivery of disclosure report. Delivery of the Residential Real Property Disclosure Report provided by this Act shall be by:

(1) personal delivery or facsimile, email, or other electronic delivery to the prospective buyer at the contact information provided by the prospective buyer or indicated in the contract or other agreement;

(2) depositing the report with the United States Postal Service, postage prepaid, first class mail, addressed to the prospective buyer at the address provided by the prospective buyer or indicated on the contract or other agreement; or

(3) depositing the report with an alternative delivery service such as Federal Express or UPS, delivery charges prepaid, addressed to the prospective buyer at the address provided by the prospective buyer or indicated on the contract or other agreement.

For purposes of this Act, delivery to one prospective buyer is deemed delivery to all prospective buyers. Delivery to an authorized individual acting on behalf of a prospective buyer constitutes delivery to all prospective buyers. Delivery of the Report is effective upon receipt by the prospective buyer. Receipt may be acknowledged on the Report, in an agreement for the conveyance of the residential real property, or shown in any other verifiable manner.

Section 55. Violations and damages. If the seller fails or refuses to provide the disclosure report prior to the conveyance of the residential real property, the prospective buyer shall have the right to terminate the contract. A seller who knowingly violates or fails to perform any duty prescribed by any provision of this Act or who discloses any information on the Residential Real Property Disclosure Report that the seller knows to be false shall be liable in the amount of actual damages and court costs, and the court may award reasonable attorney's fees incurred by the prevailing party.

Section 60. Limitation of Action. No action for violation of this Act may be commenced later than one year from the earlier of the date of possession, date of occupancy or date of recording of an instrument of conveyance of the residential real property.

Section 65. Disclosure Report Form; Contents; Copy of Act. A copy of Sections 5 through 65 of Article 2 of this Act, excluding Section 35, must be printed on or as a part of the Residential Real Property Disclosure Report form.

Date provided to Buyer: ____________________

Seller: ____________________

ILLINOIS REALTORS

ILLINOIS REALTORS®
DISCLOSURE OF INFORMATION ON RADON HAZARDS
(For Residential Real Property Sales or Purchases)

REALTOR® EQUAL HOUSING OPPORTUNITY

Radon Warning Statement
Every buyer of any interest in residential real property is notified that the property may present exposure to dangerous levels of indoor radon gas that may place the occupants at risk of developing radon-induced lung cancer. Radon, a Class-A human carcinogen, is the leading cause of lung cancer in non-smokers and the second leading cause overall. The seller of any interest in residential real property is required to provide the buyer with any information on radon test results of the dwelling showing elevated levels of radon in the seller's possession.

The Illinois Emergency Management Agency (IEMA) strongly recommends ALL homebuyers have an indoor radon test performed prior to purchase or taking occupancy, and mitigated if elevated levels are found. Elevated radon concentrations can easily be reduced by a qualified, licensed radon mitigator.

Seller's Disclosure (initial each of the following which applies)

_______ (a) Elevated radon concentrations (above EPA or IEMA recommended Radon Action Level) are known to be present within the dwelling. (Explain).

_______ (b) Seller has provided the purchaser with the most current records and reports pertaining to elevated radon concentrations within the dwelling.

[initials] (c) Seller either has no knowledge of elevated radon concentrations in the dwelling or prior elevated radon concentrations have been mitigated or remediated.

[initials] (d) Seller has no records or reports pertaining to elevated radon concentrations within the dwelling.

Purchaser's Acknowledgment (initial each of the following which applies)

_______ (e) Purchaser has received copies of all information listed above.

_______ (f) Purchaser has received the IEMA approved Radon Disclosure Pamphlet.

Agent's Acknowledgement (initial IF APPLICABLE)

SC (g) Agent has informed the seller of the seller's obligations under Illinois law.

Certification of Accuracy

The following parties have reviewed the information above and each party certifies, to the best of his or her knowledge, that the information he or she has provided is true and accurate.

Seller [signature] **Date** 7-13-23

Seller ______________________ **Date** ______________________

Purchaser ______________________ **Date** ______________________

Purchaser ______________________ **Date** ______________________

Agent [signature] **Date** 7-13-23

Agent ______________________ **Date** ______________________

Property Address: 704 S. Lincoln Ave

City, State, Zip Code: Urbana, IL 61801